Exhibit 99.1

3COM LOWERS THIRD QUARTER REVENUE GUIDANCE

Reaffirms Guidance for Gross Margins, Ongoing Operating Expenses, and Cash and
Equivalents

SANTA CLARA, Calif. – March 7, 2003 – 3Com Corporation (NASDAQ: COMS) today updated the revenue guidance for its fiscal third quarter ended February 28, 2003, which was provided on December 19, 2002 during the company’s second fiscal quarter earnings call.

3Com anticipates third quarter revenues will be in the range of $240 million to $245 million.  Enterprise Networking sales are expected to be approximately 13 to 14 percent below the prior quarter due largely to weakness in the North American market.  Connectivity sales are anticipated to decline sequentially by slightly more than the previous guidance of 20 percent, after setting aside the $15 million in royalties received in the previous quarter.  CommWorks sales are expected to be down approximately 7 percent compared to the company’s guidance for roughly flat sales sequentially.

Gross margins are expected to be within the 45 to 47 percent range provided in previous guidance.  On a sequential basis, ongoing operating expenses, exclusive of any restructuring charges, are expected to decline modestly as previously targeted.  Cash and equivalents balances at the end of the third fiscal quarter are expected to remain above $1.4 billion, in line with previous guidance.

More information on the company’s fiscal third quarter performance will be communicated on 3Com’s regularly scheduled quarterly earnings call.  3Com will announce results for its fiscal third quarter ended February 28, 2003 on the afternoon of Wednesday, March 19, 2003 after the market closes.  As is customary following the release, management will hold a conference call to discuss the results.  The conference call will begin at 2:00 PM (Pacific)/5:00 PM (Eastern).

To participate on the call, U.S. and international parties may dial 913-981-5523.  Alternatively, interested parties may listen to the live broadcast of the call over the Internet at 3Com’s Investor Relations website (www.3com.com/IR) in the Earnings Webcast section.

For those unable to participate on the live call, a 24-hour replay will be available immediately after the call at 719-457-0820, ID 601514.  A replay will also be available over the Internet at 3Com’s Investor Relations website (www.3com.com/IR) in the Earnings Webcast section.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value networking products for enterprises of all sizes and public sector organizations. 3Com is also a leader in providing

Internet protocol (IP) service platforms and access infrastructure for network service providers. For further information, please visit www.3com.com, or the press site at www.3com.com/pressbox.